Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact for SFX	Media Contact for ID&T
DKC Public Relations	Het PR Bureau
Ed Tagliaferri 212 981 5182	Camiel Overgaauw or Ruben Cusell
edmund_tagliaferri@dkcnews.com	31(0) 20 670 22 32
Camiel@hetprbureau.nl
Ruben@hetprbureau.nl

SFX ENTERTAINMENT ACQUIRES 100% OF ID&T, WORLD LEADER OF DANCE MUSIC EVENTS

NEW YORK — (October 21, 2013) — SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused exclusively on electronic music culture (EMC), announced today that it has acquired 100 percent ownership of ID&T, the leading producer of dance music festivals and events worldwide. Previously, SFX had announced intentions to buy a 75 percent interest in ID&T.

The deal also follows a previously established joint venture between SFX and ID&T, to bring ID&T events to North America.

Total consideration paid for ID&T and the ID&T joint venture was approximately $130 million, including approximately $30.4 million in shares of SFX common stock.  The closing took place on October 18. For complete details on the acquisition, please see SFX’s Form 8-K filed this date.

Based in Amsterdam, ID&T has produced events in Europe and around the world for more than 20 years, including 68 festivals and events worldwide in 2012. Sensation, Mysteryland, Q-Dance and TomorrowLand are among the best known and most successful ID&T brands.

The SFX and ID&T North American joint venture, established at the end of 2012, produced last month’s TomorrowWorld festival in Atlanta, which was hailed as a critical and artistic success, with more than  120,000 fans attending. The joint venture will hold its highly anticipated Sensation event in Brooklyn on October 26.

“Our collaboration brought TomorrowWorld to the U.S. and created one of the great music events of 2013,” said Robert F.X. Sillerman, CEO and Chairman of SFX. “With the acquisition of ID&T, SFX has created one of the most significant and important entertainment companies on the planet.  We have an immediate global presence in 20 countries on five continents.”

“While we were previously expanding and innovating our EMC festivals across two different companies, we will now operate as one company with one vision,” said Duncan Stutterheim, a co-founder of ID&T, who will continue as an executive of ID&T. “With this, the strategic partnership between ID&T and SFX becomes even stronger.”

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (“EMC”). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community. SFX produces and promotes a growing portfolio of live events and includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Disco Donnie Presents and Life in Color. SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events.

About ID&T

ID&T is the leading pioneer in the field of electronic music events and the brains behind national and international festivals such as Sensation, Mysteryland and Welcome to the Future. ID&T works with the world’s most talented and innovative DJs, musicians and creatives and organizes EMC festivals that bring people together in the most extraordinary locations. Since a group of friends founded the company in 1992, ID&T has grown into an organization with successful operations across the globe. For more information: www.id-t.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.